Tel: 604 688 5421 Fax: 604 688 5132 www.bdo.ca	BDO Canada LLP 600 Cathedral Place 925 West Georgia Street Vancouver BC V6C 3L2 Canada

Consent of Independent Registered Public Accounting Firm

CounterPath Corporation
Las Vegas, Nevada

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-236604) and Form S-8 (No.333-229458) of CounterPath Corporation of our report dated July 16, 2020 relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO Canada LLP

Vancouver, Canada
July 16, 2020

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.